August 5, 2024

For Immediate Release

Real Estate Investment Trust Securities Issuer:
Mitsui Fudosan Logistics Park Inc. (Securities Code: 3471) 6-8-7 Ginza, Chuo-ku, Tokyo 104-0061 Representative: Hiroshi Asai, Executive Director

Asset Management Company:

Mitsui Fudosan Logistics REIT Management Co., Ltd.

Representative: Shinobu Sakanoshita, President and Chief

Executive Officer

Inquiries: Kenji Yamamoto, Managing Director and Chief

Financial Officer

Tel. +81-3-6327-5160

Real Estate Investment Trust Securities Issuer:
Advance Logistics Investment Corporation (Securities Code: 3493) 1-105 Kanda-Jinbocho, Chiyoda-ku, Tokyo 101-0051 Representative: Kenji Kousaka, Executive Director

Asset Management Company:
ITOCHU REIT Management Co., Ltd. Representative: Junichi Shoji, President and Chief Executive Officer Inquiries: Hiromu Shinoda, Manager of Logistics Strategy Department Tel. +81-120-300-780

Notice Concerning Execution of the Absorption-type Company Split Agreement between Asset Management Company

Mitsui Fudosan Logistics REIT Management Co., Ltd. and ITOCHU REIT Management Co., Ltd,

and the Change of Principal Shareholder of Mitsui Fudosan Logistics REIT Management Co., Ltd.

We announce that Mitsui Fudosan Logistics REIT Management Co., Ltd. (“MFLM”), the asset management company to which Mitsui Fudosan Logistics Park Inc. (“MFLP-REIT”) entrusts its asset management, and ITOCHU REIT Management Co., Ltd. (“IRM”), the asset management company to which Advance Logistics Investment Corporation (“ADL”; and collectively with MFLP-REIT, the “Investment Corporations”) entrusts its asset management, at the Board of Directors’ Meeting held today, respectively resolved to undertake an absorption-type company split as described below, with November 1, 2024 as the effective date of the absorption-type company split, whereby MFLM that is to be the successor company in the absorption-type company split will take over the asset management business related to logistics facilities etc., which is entrusted to IRM by ADL, from IRM that is to be the splitting company in the absorption-type company split (the “Company Split”), in alignment with the execution of the merger agreement between MFLP-REIT and ADL, and MFLM and IRM entered into a absorption-type company split agreement (the “Company Split Agreement”) today. We also announce that we anticipate the change of MFLM’s principal shareholder as the Company Split comes into effect.

The Company Split pertains to MFLM and IRM. It does not pertain to either of the Investment Corporations that entrust their asset management to MFLM or IRM.

The merger described in this press release involves securities of a Japanese company. The merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the merger, such as in the open market or through privately negotiated purchases.

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I. About the Company Split

1. Objective of the Company Split

As announced today in the “Notice Concerning Execution of the Merger Agreement between Mitsui Fudosan Logistics Park Inc. and Advance Logistics Investment Corporation”, MFLP-REIT and ADL executed the merger agreement today. They are scheduled to undertake an absorption-type merger, with November 1, 2024 as the effective date of the merger, whereby MFLP-REIT will be the surviving corporation and ADL will be the dissolving corporation in the merger (the “Merger”).

The Company Split is to be implemented in alignment with the Merger. As of the effective date of the Merger and the Company Split, the asset management agreement between ADL and IRM will be taken over from ADL to MFLP-REIT upon the Merger, and from IRM to MFLM upon the Company Split (note that such asset management agreement overlaps the asset management agreement between MFLP-REIT and MFLM, and thus such asset management agreement will be terminated on the effective date of the Merger, on the condition that the Merger be in effect).

As a result of the Merger and the Company Split, IRM will acquire MFLM’s shares as consideration for the company split and become a shareholder of MFLM (with 23% voting rights), and MFLP-REIT (i.e., MFLP-REIT after the Merger of MFLP-REIT and ADL) will entrust its asset management to MFLM.

2. About conflicts of interest

As stated above, IRM will become MFLM’s shareholder after the Company Split. IRM is entrusted with asset management by Advance Residence Investment Corporation (“ADR”), which is a listed investment corporation whose main investment target is rental residence, and Advance Private Investment Corporation (“ADP”), which is a diversified private REIT whose investment targets are not limited to real estate for specified uses. In addition, IRM is entrusted with asset management and investment advisory operations by real estate private placement funds other than investment corporations (“IRM Private Placement Funds”; and collectively with ADR and ADP, “IRM Fiduciary Funds, etc.”). Although the main investment targets of MFLP-REIT after the Merger, logistics facilities, will be different from the main investment target of ADR, rental residence, there will be a competitive relationship with ADP and the IRM Private Placement Funds for investment targets. In addition, as IRM plans to hold shares of MFLM after the Company Split, there is the possibility of a conflict of interest for property acquisitions, etc. with MFLP-REIT after the Merger. Therefore, MFLM and IRM will discuss the establishment of appropriate information management systems at each of MFLM and IRM in order to ensure that information held by MFLM on the asset management of MFLP-REIT and information held by IRM on the asset management and investment advice of ADP and IRM Private Placement Funds are used appropriately from the perspective of preventing such conflicts of interest. In alignment with the Merger, MFLM has entered into an agreement related to preferential information provision with each ITOCHU Corporation (“ITOCHU”), which is IRM’s parent company, as well as with ITOCHU Property Development, Ltd. (“ITOCHU Property Development”), which is ITOCHU’s subsidiary company and IRM’s shareholder, with the Merger in effect as a condition precedent (for details about this agreement, please refer to “4. Prospects / (6) Changes to agreements with sponsors and other parties”). Pursuant to this agreement, while ITOCHU and ITOCHU Property Development will be providing information, etc. about properties to MFLP-REIT, ITOCHU and ITOCHU Property Development will, in principle, provide MFLM with information, etc. on real estate that meets the investment targets in the MFLP-REIT's asset management guidelines and investment criteria set out therein in preference to IRM Fiduciary Funds, etc.

Since IRM will not be providing information about properties to MFLM or MFLP-REIT, there will be no conflict of interest pertaining to the distribution of information about properties between MFLP-REIT and IRM Fiduciary Funds, etc. in IRM.

With their independence from each other maintained in their asset management, MFLM and IRM will prevent any conflict of interest between MFLP-REIT and IRM Fiduciary Funds, etc. after the Merger and the Company Split as stated above.

3. Overview of the Company Split

(1) Schedule of the Company Split

MFLM

Meeting of the Board of Directors to approve the Company Split Date of execution of the Company Split Agreement	August 5, 2024
Date of shareholders’ approval of the Company Split Agreement	August 23, 2024 (scheduled)
Effective date of the Company Split	November 1, 2024 (scheduled)
Date of registration of absorption-type company split	Early November 2024 (scheduled)
Date of notification submitted to Prime Minister	Early November 2024 (scheduled)

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IRM

Meeting of the Board of Directors to approve the Company Split Date of execution of the Company Split Agreement	August 5, 2024
Effective date of the Company Split	November 1, 2024 (scheduled)
Date of registration of absorption-type company split	Early November 2024 (scheduled)
Date of notification submitted to Prime Minister	Early November 2024 (scheduled)

(Note 1) The schedule of the Company Split is subject to change based on agreement between MFLM and IRM if necessary, depending on the progress of the procedures for the Company Split. Any change in the schedule will be announced as soon as it is made.

(Note 2) IRM plans to implement the Company Split using the simplified procedure for the absorption-type Company Split that does not require approval by a resolution at a general meeting of shareholders pursuant to the provision of Article 784, paragraph (2) of the Companies Act.

(2) How the Company Split is implemented and other details

(i)	How the Company Split is implemented

In the Company Split, IRM is to be the splitting company in the absorption-type company split and MFLM to be the successor company in the absorption-type company split. To implement the Company Split, IRM plans to use the simplified procedure for the absorption-type company split that does not require approval by a resolution at a general meeting of shareholders pursuant to the provision of Article 784, paragraph (2) of the Companies Act, and MFLM plans to receive approval for the Company Split Agreement by a resolution at the general meeting of shareholders to be held on August 23, 2024 (including a resolution in writing pursuant to the provision of Article 319, paragraph (1) of the Companies Act). The effective date will be November 1, 2024.

(ii)	Details of allotment pertaining to the Company Split

When the Company Split is implemented, MFLM is to issue 2,389 common shares, all of which will be allotted to IRM in exchange for the business MFLM is to take over through the Company Split.

(iii)	Capital that is to increase/decrease due to the Company Split

The Company Split will not cause any increase or decrease in MFLP-REIT’s and IRM’s capital.

(iv)	Summary of the business, rights and obligations taken over by the succeeding company

MFLM is to take over from IRM the rights and obligations specified in the Company Split Agreement that are among the assets, liabilities, agreements, and other rights and obligations related to the asset management business pertaining to logistics facilities etc., which are entrusted to IRM by ADL. IRM is to continue the other businesses after the Company Split.

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(3) Profile of the parties to the Company Split

		Company Splitting	Company Succeeding
(1)	Name	ITOCHU REIT Management Co., Ltd.	Mitsui Fudosan Logistics REIT Management Co., Ltd.
(2)	Address	1-105 Kanda-Jinbocho, Chiyoda-ku, Tokyo	6-8-7 Ginza, Chuo-ku, Tokyo
(3)	Name and official position of representative	Junichi Shoji, President and Chief Executive Officer	Shinobu Sakanoshita, President and Chief Executive Officer
(4)	Business	Investment management business etc.	Investment management business
(5)	Capital	300 million yen	200 million yen
(6)	Established	February 2, 2005	August 24, 2015
(7)	Net assets	3,599 million yen (as of March 31, 2024)	2,779 million yen (as of March 31, 2024)
(8)	Total assets	5,143 million yen (as of March 31, 2024)	3,226 million yen (as of March 31, 2024)
(9)	Major shareholders and Shareholding ratio	ITOCHU Corporation (80%) ITOCHU Property Development, Ltd. (20%)	Mitsui Fudosan Co., Ltd. (100%)
(10)	Relationships between the parties to the Company Split
	Capital relationship	There is no capital relationship between the parties to the Company Split
	Personal relationship	There is no personal relationship between the parties to the Company Split
	Business relationship	There is no business relationship between the parties to the Company Split
	Applicability to related parties	There is no applicability to related parties between the parties to the Company Split
(11)	Operating results and financial status over the last one year
	Fiscal year-end	March 2024	March 2024
	Net assets	3,599 million yen	2,779 million yen
	Total assets	5,143 million yen	3,226 million yen
	Net sales	5,121 million yen	2,377 million yen
	Operating income	2,505 million yen	1,756 million yen
	Ordinary income	2,517 million yen	1,759 million yen
	Net income	1,758 million yen	1,222 million yen

(millions of yen, unless otherwise noted)

(4) Post-split state of the asset management company

The profile of MFLM, the asset management company of the MFLP after the Merger (successor company in the absorption-type company split), is as shown below.

(1)	Name	Mitsui Fudosan Logistics REIT Management Co., Ltd.
(2)	Address	6-8-7 Ginza, Chuo-ku, Tokyo
(3)	Name and official position of representative	Shinobu Sakanoshita, President and Chief Executive Officer
(4)	Business	Investment management business
(5)	Capital	200 million yen
(6)	Net assets	TBD
(7)	Total assets	TBD
(8)	Fiscal year-end	March

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4. Prospects

(1) Changes to the investment corporations’ asset management agreements

After the Merger, MFLP-REIT plans to continue entrusting its asset management functions to MFLM (to which MFLP-REIT is currently entrusting such services). Regarding the asset management agreement currently in force between MFLP-REIT and MFLM, the changes of the Articles of Incorporation: Change of the fiscal period in accordance with the Merger and adjustment to the provision of the asset management fees, etc. (the “Changes to the Articles of Incorporation”) is planned, and the Changes to the Articles of Incorporation will be made subject to the approval by the General Meeting of Unitholders of MFLP-REIT and the effectuation of the Merger.

ADL will terminate the asset management agreement with IRM as of the effective date of the Merger, subject to the approval to be obtained at ADL’s General Meeting of Unitholders and on the condition that the Merger takes effect. No amendment to the current asset management agreements in force between ADL and IRM is scheduled prior to the termination.

(2) Changes in the organizations of the asset management companies

Before the Company Split takes effect, MFLM and IRM both plan to determine changes to make in the organizations of the asset management companies after the Company Split. Specific details of such changes will be announced as soon as they are determined.

(3) Changes in the decision-making body for investment management

Changes will be announced, if any, as soon as they are determined.

(4) Changes in rules about compliance and stakeholders, etc.

After the Company Split, IRM will become MFLM’s shareholder, while ITOCHU, which is IRM’s parent company, and ITOCHU Property Development, which is ITOCHU’s subsidiary company and IRM’s shareholder, are scheduled to provide sponsor support to MFLP-REIT. As such, Certain transactions related to MFLP-REIT’s asset management are expected to take place between MFLP-REIT and ITOCHU, ITOCHU Property Development, or group companies of ITOCHU. To appropriately manage any potential conflict of interest from these transactions, MFLM plans to make changes to its rules about compliance and stakeholders, etc. Specific details of such changes will be announced as soon as they are determined.

(5) Changes in the investment policy

MFLM, while maintaining the current investment policy of MFLP after the Merger in principle, is considering making partial changes to MFLP’s investment guidelines, subject to the Merger taking effect. Specific details of such changes will be announced as soon as they are determined.

(6) Changes to agreements with sponsors and other parties

With respect to the sponsor support to be provided by ITOCHU to MFLP, MFLM executed today with ITOCHU a right of first look and preferential negotiation agreement in which the start of effective period of the agreement is the effective date of the Merger. In addition, MFLM executed today with ITOCHU Property Development, a right of first look and preferential negotiation agreement in which the start of effective period of the agreement is the effective date of the Merger. As for the details of these agreements, please refer to “Notice Concerning Execution of the Merger Agreement between Mitsui Fudosan Logistics Park Inc. and Advance Logistics Investment Corporation” published today. The existing sponsor agreements that ADL and IRM have entered into with their sponsors, namely ITOCHU and ITOCHU Property Development, as of the date this document is published, will be terminated on the effective date of the Merger, subject to the Merger taking effect.

There are no plans to change the agreements that MFLP-REIT has entered into with its sponsors, etc. as of the date this document is published.

(7) Prospects for the continued listing of the investment corporations

The Company Split is undertaken in line with the Merger. The Merger by the Investment Corporations is planned by way of an absorption-type merger, with MFLP-REIT as the surviving corporation. ADL will be dissolved pursuant to Article 143, item (iv) of the Act on Investment Trusts and Investment Corporations, and investment units issued by ADL will be delisted two business days before the effective date of the Merger, namely October 30, 2024, in accordance with the delisting criteria specified Tokyo Stock Exchange. With the Merger, ADL’s unitholders will be allotted new investment units in MFLP-REIT according to the number of units they hold to become MFLP-REIT’s unitholders. These investment units are listed on Tokyo Stock Exchange’s J-REIT market, which means that the unitholders will continue to have opportunities to trade their units on Tokyo Stock Exchange’s J-REIT market.

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(8) Future plans and others

For the Company Split, we will complete the procedures, including required notifications, in accordance with the Financial Instruments and Exchange Act (Act No. 25 of 1948, including any revisions thereafter), the Real Estate Brokerage Act (Act No. 176 of 1952, including any revisions thereafter), and the Act on Investment Trusts and Investment Corporations (Act No. 198 of 1951, including any revisions thereafter), and other applicable laws and regulations as well as rules. Of the matters that have not been determined at the present moment, those that must be disclosed will be disclosed as soon as they are determined.

II. Change of Principal Shareholder at MFLM

1. Scheduled date of the change

November 1, 2024 (effective date of the Company Split)

2. Background of the scheduled change

As described in “I. About the Company Split” above, the Company Split is to be implemented between MFLM and IRM, with November 1, 2024 as the effective date. IRM will acquire issued shares in MFLM to become a shareholder with 23% voting rights upon the Company Split taking effect, which means that IRM will become MFLM’s new principal shareholder.

3. Profile of the shareholder relevant to the change

For the profile of IRM that will become MFLM’s new principal shareholder, please refer to “I. About the Company Split / 3. Overview of the Company Split / (3) Profile of the parties to the Company Split” above.

4. Numbers and holding ratio of the voting rights owned by the relevant shareholder before and after the change

IRM

	Status	Number of Voting Rights			Major Shareholder Ranking
		Directly Owned	Indirectly Owned	Total
Before change	N/A	0 (0%)	0 (0%)	0 (0%)	N/A
After change	Principal shareholder	2,389 (23%)	0 (0%)	2,389 (23%)	2nd

5. Prospects

Please refer to “I. About the Company Split / 4. Prospects.”

End

* Addresses of the Investment Corporations’ websites

Mitsui Fudosan Logistics Park Inc.:	https://www.mflp-r.co.jp/en/
Advance Logistics Investment Corporation:	https://www.adl-reit.com/en/https://www.adl-reit.com/

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